SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) September 18, 1995


                                  NIKE, INC.
           (Exact name of registrant as specified in its charter)

         Oregon                  1-10635                93-0584541
(State of incorporation)      (Commission File         (IRS Employer
                                  Number)            Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                                (503) 671-6453
           (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following two press releases on September 18, 1995 in the following order:

Beaverton, OR (September 18, 1995) -- NIKE, Inc. (NYSE:NKE) today reported record revenues and earnings for the Company's first quarter ended August 31, 1995. First quarter net income totaled $164.8 million, or $2.26 per share, increases of 55 percent and 58 percent respectively, compared to $106.0 million or $1.43 per share in last year's first quarter. Worldwide revenues increased 38 percent to a record $1.61 billion compared with $1.17 billion last year.

The Company also reported worldwide orders for athletic footwear and apparel scheduled for delivery between September 1995 and January 1996 total a record $2.3 billion, 32 percent higher than such orders for the same period last year. Worldwide futures orders were not materially impacted by the change in the value of the U.S.
dollar compared to year-ago levels.

The Company also announced that its Board of Directors has approved a two-for-one stock split pending shareholder approval of the required increase in the number of authorized Class A and Class B Common shares. The vote on the increase in authorized shares is expected to take place at the Company's Annual Shareholders' Meeting scheduled for later today. The stock split would be in the form of a 100 percent stock dividend to be paid on October 30, 1995 to shareholders of record at the close of business on October 9, 1995.

NIKE Chairman Philip H. Knight stated, "The strength of the NIKE brand is evident in our outstanding financial performance and the resultant increase in the price of our stock over the past 12 months. We believe this stock split will benefit both current and future NIKE shareholders by making our stock more accessible to individual investors and improving liquidity.

"The NIKE brand remains on a strong growth path. Our U.S. footwear business continues to show great breadth across a wide variety of categories and our U.S. apparel business is rapidly moving to another level in its growth curve. We're particularly pleased with the progress of our international business where key markets such as France and Japan have rebounded and begun to make significant contributions to our global business.

"We continue to see exceptional balance across our U.S. athletic footwear business with all categories posting increases for the quarter. Women's fitness revenues grew 16 percent in the quarter, men's cross-training was up 19 percent and men's basketball was up six percent. Our men's tennis category showed explosive growth, growing 92 percent in the first quarter.

"NIKE apparel continues to grow at a record pace, particularly in the U.S. where our efforts to extend the brand across a broader base have been extremely well received by consumers. That success is evident in the 93 percent increase in our U.S. apparel business in the first quarter.

"Our business outside the U.S. continues to gain momentum as international revenues grew 36 percent in the first quarter.
Despite lower revenues in Germany, international revenues increased 22 percent, excluding incremental revenues from newly-owned NIKE subsidiaries in Korea and Argentina and the favorable effect of a weaker dollar.

"We are encouraged by the pace of worldwide futures orders, particularly in light of the 28 percent increase recorded for the same period last year. This acceleration was driven, in large part, by strong futures orders for both our international and U.S. apparel businesses. In U.S. footwear, men's basketball was up 14 percent, women's fitness was up 17 percent, outdoor was up 13 percent and men's tennis grew 42 percent."

In the first quarter, U.S. athletic footwear and apparel revenues totaled $974.0 million, an increase of 30 percent. International athletic footwear and apparel revenues increased 36 percent to $492.7 million. Revenues from other brands, which includes Canstar Sports, Cole Haan(R), Tetra Plastics and Sports Specialties, increased 151 percent. Excluding Canstar, revenues from other brands would have increased 24 percent.

Consolidated gross margins for the quarter were 40.1 percent compared to 40.2 percent last year. Selling and administrative expenses were
22.3 percent of first quarter revenues, compared with 25.0 percent last year.

NIKE's balance sheet remained very strong. The current ratio at August 31, 1995 was 1.9 to 1. Cash and short-term investments totaled $178.6 million. Total U.S. footwear inventory units ended the quarter up 62 percent from August 31, 1994 and down 17 percent from May 31, 1995.

As of August 31, 1995, the Company had purchased a total of 5.1 million shares of NIKE's Class B Common Stock for approximately
$302 million in the open market in conjunction with the $450 million, three-year share repurchase program approved in July, 1993.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Canstar Sports, the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties, which markets a full line of licensed headwear. Total revenues for the trailing twelve months ended August 31, 1995 were $5.2 billion.

                                         Three Months Ended
                                 August 31, 1995        August 31, 1994
                                  (in thousands, except per share data)

Revenues                            $1,614,649           $1,170,355
Net income                            $164,781             $105,987
Net income per share                     $2.26                $1.43
Average common shares outstanding       72,926               74,222


NIKE, INC.                                               Quarter Ending
QTR FINL STMT                                         8/31/95       8/31/94

Revenues                                             $1,614,649     $1,170,355

Costs & Expenses
  Cost of Sales                                         967,522        700,447
  SG & A                                                359,525        292,294
  Interest Exp                                           11,377          4,757
  Other                                                   8,344           (830)
    Total Costs                                      1,346,768         996,668
                                                     _________        ________

Pre Tax                                                267,881         173,687
Taxes                                                  103,100          67,700
                                                     _________        ________

Net Income                                             164,781         105,987

Income Per Share                                    $     2.26      $     1.43
                                                     =========       =========
Dividend                                            $     0.25      $     0.20
Number of Shares                                        72,926          74,222
===============================================================================

Balance Sheet
  Assets
Cash & St Invest                                       178,556         614,048
Accounts Rec                                         1,192,172         805,040
Inventory                                              676,417         419,849
Deferred Taxes                                          68,682          40,576
Prepaid Expenses                                        87,300          51,076
                                                     _________        ________

  Current Assets                                     2,203,127        1,930,589
                                                     _________        _________

Fixed Assets                                           934,801          661,478
Depreciation                                           352,091          248,614
                                                     _________        _________

  Net                                                  582,710          412,863
                                                     _________        _________

Identifiable Intangible Assets and Goodwill            490,872          171,328
Other Assets                                            46,707           32,074
                                                     _________        _________

TOTAL ASSETS                                        $3,323,416       $2,546,855
                                                     =========        =========

Liab and Equity
Current LT Debt                                          3,237            2,603
Notes Payable                                          325,937          163,159
Accounts Payable                                       367,797          209,151
Accrued Liab                                           338,902          189,150
Inc Taxes Payable                                      109,397           66,058
                                                     _________         ________

  Current Liability                                  1,145,270          630,121
Long Term Debt                                          14,082           13,652
Non-Curr Deferred Tax                                   17,921           23,580
Other Non-Curr Liability                                42,952           41,477
Preferred Stock                                            300              300
Common Equity                                        2,102,891        1,837,725
                                                     _________        _________

TOTAL LIAB & EQTY                                   $3,323,416       $2,546,855


Beaverton, OR (September 18, 1995) -- NIKE, Inc. (NYSE:NKE) today reported that its shareholders have approved an increase in the number of authorized Class A and Class B Common shares, allowing the Company to effect a two-for-one stock split. Approval of the share increase was announced earlier today at the Company's annual Shareholders' Meeting at its World Headquarters in Beaverton, Oregon.

Shareholders voted to increase the Company's authorized Class A shares from 60 million to 110 million and the authorized Class B shares from 150 million to 350 million.

The stock split will be in the form of a 100 percent stock dividend to be paid on October 30, 1995 to shareholders of record at the close of business on October 9, 1995.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE subsidiaries include Canstar Sports, the world's leading manufacturer of hockey equipment; Cole Haan, which markets a line of high-quality men's and women's dress and casual shoes; and Sports Specialties, which markets a full line of licensed headwear. Total revenues for the trailing twelve months ended August 31, 1995 were $5.2 billion.

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               NIKE, Inc.
                               (Registrant)


Date:  September 27, 1995


                               By /s/ Robert S. Falcone
                               Vice President and
                               Chief Financial Officer